Organization Regulations
of UBS AG

Based on article 716b of the Swiss Code of Obligations and article 24 of the Articles of Association of UBS AG, the Board of Directors has issued the following Organization Regulations, which were last amended on 9 February 2006.

(Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.)

The Appendix hereto is an integral part of these Organization Regulations.

Organization Regulations	page 1

I.     The Board of Directors

A.     Constitution, Functions and Modus Operandi

Art. 1	Constitution

1 The Board of Directors (“Board”) constitutes itself in the last meeting preceding (subject to shareholder’s approval of elections) or the first meeting following the Annual General Meeting of Shareholders.

2 The Board elects its Chairman and one or more Vice Chairmen and appoints its Secretary.

Art. 2	Meetings and invitations to convene

1 The Board meets as prescribed by article 21 of the Articles of Association.

2 Except in urgent cases the invitations to the meeting, together with the agenda, are sent to the directors at least one week before the date of the meeting.

3 As a rule, the members of the Group Executive Board (“GEB”) participate in Board meetings in an advisory capacity. The presiding director decides when exceptions will be made. Together with the Group Chief Executive Officer (“Group CEO”), the presiding director determines whether other persons may attend.

4 The Board regularly holds Private Meetings without participation of GEB members.

Art. 3	Decisions and minutes

1 Decisions of the Board of Directors are taken by an absolute majority of the votes cast. In case of a tie, the presiding Officer shall cast the deciding vote (article 22 of the Article of Association).

2 The presence of the Chairman or at least one Vice-Chairman, as well as the majority of the members of the Board of Directors are requested for the passing of resolutions.

3 Directors may participate in meetings via telephone or video. They are deemed to be present in such cases.

4 In urgent cases, decisions may be taken via circular mail. Such decisions are only valid when the text of the resolution had been sent to all directors, when more than two thirds of the directors cast a vote, and when the absolute majority of directors voting approve the resolution submitted to them. Any dissenting director is entitled to request a meeting to be convened. In such a case the decision via circular mail is not valid.

5 Minutes are kept of decisions taken by the Board and are signed by the presiding director and the Secretary.

Art. 4	Functions and authorities

1 The functions and authorities of the Board are based on the provisions contained in articles 23–28 of the Articles of Association. All details are governed in the Appendix.

2 The Board establishes detailed rules about its working methods and the individual rights of its members in a special Charter.

Art. 5	Term of office

A director shall normally not stand for re-election if he has reached the age of sixty-five when the mandate expires. The Board may propose to the Annual General Meeting of Shareholders that a

Organization Regulations	page 2

director be re-elected despite having reached this age limit. No director shall, however, hold office beyond the age of seventy.

B.     The Chairman’s Office

Art. 6	Composition

The Board establishes a Chairman’s Office, composed of the Chairman and one or more Vice Chairmen.

Art. 7	Meetings

1 The Group CEO normally participates in an advisory capacity at formal meetings held by the Chairman’s Office. The members of the Chairman’s Office meet from time to time also with the members of the GEB to deal with strategic and other fundamental issues.

2 The Chairman or an executive Vice Chairman participates in the meetings of the GEB in an advisory capacity. Such participation serves to ensure that the Board is apprised of current developments and permits the exercise of the supervisory and control functions of the Board and its ultimate responsibility for the management of the Group.

Art. 8	Decisions and minutes

The presence of the Chairman and one Vice Chairman is required for resolutions to be passed at meetings of the Chairman’s Office. Details are specified in the Charter for the Chairman’s Office.

Art. 9	Functions and authorities

1 The authorities of the Chairman’s Office are governed in detail in the Appendix and in the Charter for the Chairman’s Office. Together with the GEB, the Chairman’s Office assumes overall responsibility for the development of the Group’s strategies.

2 As an exception, urgent decisions falling within the authority of the Board may be taken by the Chairman’s Office. Such decisions are to be brought to the attention of the Board as soon as possible. This regulation shall not apply to such functions and duties of the Board which, pursuant to article 716a of the Swiss Code of Obligations, are non-transferable and inalienable.

3 The Chairman’s Office assumes authority and responsibility for supervising Group Internal Audit as defined in the Federal Banking Commission’s Circular Letter dated 14 December 1995. Details are governed in the Charter of the Chairman’s Office.

4 The Chairman’s Office acts as Risk Committee of the Board. It approves the Risk Authorities and the principal risk control standards, concepts, methodologies and limits within the Group risk principles, capacity and exposure, as they have been defined by the Board. It defines the level of authority to be delegated to the GEB.

5 For individual transactions falling within its authority as well as for the approval of temporary exceptions to existing limits, the Chairman’s Office can delegate the authority to an executive Vice Chairman who reports on the decision to the next meeting of the Chairman’s Office.

6 The Chairman’s Office delegates one of its members, and may delegate an alternate, to participate in the GEB Risk Subcommittee in an advisory capacity. This member has a veto right to prevent the Group committing to risk in single transactions that in his judgment have a potential to violate the Group’s established risk principles. For existing exposures to a single transaction, a counterparty, an event, a sector or a country, the delegate can call for a review at the Chairman’s Office level, if in his judgment, there is a potential for these exposures to violate the Group’s established risk principles. In case of dissenting views between the Chairman’s Office delegate and the GEB Risk Subcommittee, the

Organization Regulations	page 3

Chairman and the Group CEO resolve any outstanding issue jointly; in case they cannot come to a joint conclusion, the Chairman’s Office shall decide. The delegated member (or, where applicable, the alternate) regularly reports to the Chairman’s Office on important decisions and discussions of the GEB Risk Subcommittee.

C.     The Board of Directors’ Committees

Art. 10	Appointment and authorities

1 The Board appoints the following Committees:
a)	Audit Committee
b)	Compensation Committee
c)	Nominating Committee
d)	Corporate Responsibility Committee

2 The Board establishes a Charter for each of these Committees which defines the composition of the Committee, its authorities and working method. It may appoint additional committees if deemed necessary.

D.     The Chairman of the Board of Directors

Art. 11	Functions

1 The Chairman leads the Board and ensures alignment of the Board Committees to the Board’s agenda. He – or in his absence one of the Vice Chairmen – presides over the Board meetings and the General Meeting of Shareholders.

2 The Chairman, on behalf of the Board, exercises ongoing supervision and control over the GEB. The Chairman is responsible for providing information to the Chairman’s Office and the Board that is relevant to their function.

3 The Chairman challenges and supports the Group CEO and the GEB in developing strategies, plans and targets. The Chairman assumes a leading role in designing the Group’s Corporate Governance, in Group CEO succession planning and in positioning the Group on issues of public affairs and corporate social and environmental responsibility. Together with the Group CEO, he takes a leading role in setting the Group’s strategic direction and is responsible for shaping an entrepreneurial corporate culture, determining the Group’s risk philosophy, defining global compensation principles, planning succession at the GEB level, managing the Group’s high quality reputation and representing the Group to important investors, clients and other stakeholders, as well as to the general public.

4 Group Internal Audit reports directly to the Chairman, who may delegate the day-to-day supervision of Internal Audit to one of the executive Vice Chairmen.

Art. 12	Authorities

The Chairman and the executive Vice Chairmen may demand information about any matters relating to the Group, and examine reports, proposals and minutes of meetings of the Group Executive Board, the Group Functions and Committees of the Corporate Center and the Business Groups.

Organization Regulations	page 4

II.     The Group Executive Board

A.     Composition, Functions and Modus Operandi

Art. 13	Composition

The Group Executive Board consists of the Group CEO, the Group Chief Financial Officer (“Group CFO”), and at least three other members. The Group CEO can propose to the Board the appointment of one or more Deputy Group CEOs.

Art. 14	Meetings, decisions, minutes

1 As a rule, the GEB meets at least once every month. Extraordinary meetings will be held as required or at the request of a member.

2 A quorum is constituted when a majority of the GEB members are present, either in person or on video/audio equipment.

3 Decisions are taken by the majority of the members present. In case of a tie, the presiding officer has the casting vote.

4 Minutes are kept of decisions taken by the GEB and are signed by the presiding officer and the recording secretary. They are taken as approved, if no comment is made on them in the next meeting. They shall be sent to all GEB members and the executive members of the Board and are made available for inspection to the non-executive members of the Board.

5 Decisions may also be taken by means of Circular Resolutions, except if anyone of the members asks for oral deliberation. Circular Resolutions shall be recorded in the minutes of the next meeting.

6 In urgent matters, where it is not feasible to obtain a Circular Resolution in the necessary time-frame,, the Group CEO may decide together with two other GEB members and must inform the full GEB forthwith.

Art. 15	Functions and authorities

1 The GEB has the executive management responsibility for the Group. Together with the Chairman’s Office, it assumes overall responsibility for the development of the Group’s strategies. It is responsible for the implementation and results of those strategies. It ensures cooperation and unity within the Group across Business Group lines.

2 The authorities of the GEB are governed in detail in the Appendix, based on article 30 of the Articles of Association. The GEB prepares the proposals which have to be submitted to the Chairman’s Office and the Board for approval and supports the decision making process. It regularly informs the Board on the Group’s business development.

3 In order to optimize its organization, the GEB may

a)	appoint subcommittees to prepare and support its decisions, provided that in each case the responsibility remains with the GEB; the GEB shall establish a Charter for the subcommittees;

b)	wholly or partially delegate approval authorities to one of its members or another officer of the Group; in any such case, the relevant person shall report to the GEB on the decisions taken within such authority, and the delegation shall be submitted to the Chairman’s Office for ratification;

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c)	organize coordination of the Group’s activities at the regional and country level by assigning specific regional and country responsibilities to individual managers; this may include the appointment of region and country heads (by whatever title is assigned to them by the GEB) who shall assume functions for more than one Business Group; such region head shall report directly and regularly to the Group CEO;

d)	the GEB may authorize the appointee to build appropriate management structures including committees and management offices with authorities across Business Groups.

Art. 16	The Group Executive Board as Risk Council

1 The GEB assumes the responsibilities of a Risk Council. In this function, it has overall responsibility for implementing the Risk Management and Control Principles, for approving the core risk policies as proposed by the Group Chief Risk Officer, for allocating risk limits to the Business Groups within the overall approved framework and for managing the risk profile of the Bank as a whole.

2 The preparation of the decisions of the GEB in its function as Risk Council as well as the monitoring of the implementation of such decisions is delegated to the Risk Subcommittee of the GEB (“GEB Risk Subcommittee”). The GEB Risk Subcommittee shall also monitor whether the recommendations of the Group Internal Audit Reports are implemented within the required time lines. The GEB may delegate certain risk decisions to the GEB Risk Subcommittee in line with a Charter to be approved by the Chairman’s Office.

B.     The Group Chief Executive Officer

Art. 17	Functions and authorities

1 The Group CEO assumes the leadership of the GEB and presides over its meetings. He is responsible, together with the GEB, for the development of the Group and Business Group strategies, plans and targets and for the implementation of strategic decisions.

2 The Group CEO sets the corporate agenda, ensures high quality and timely decision-making and controls implementation of decisions taken. He establishes and implements the rules of partnership among individual GEB members and ensures their alignment to the corporate agenda. He supports and advises Business Group leaders on individual business and leadership issues and – together with the other GEB members – fosters an integrated entrepreneurial leadership spirit at the level of the Group Managing Board. Together with the Chairman, the Group CEO assumes a leading role in setting the Group’s strategic direction, is responsible for shaping an entrepreneurial corporate culture, determining the Group’s risk philosophy, defining global compensation principles, planning succession at GEB level, managing the Group’s high quality reputation and for representing the Group to important investors, clients and other stakeholders, as well as to the general public.

3 The Group CEO assumes a leading role in leadership development at senior management levels. The Group CFO, the Group General Counsel, the Group Chief Risk Officer, the Group Chief Communication Officer and the Group Head Human Resources report directly to the Group CEO.

4 The Group CEO ensures that the Chairman’s Office and the Board are informed in a timely and appropriate manner.

5 The Group CEO has an all-encompassing right to information and examination regarding all matters handled by the Business Groups. He has veto power over any decisions taken by any management body. A veto has the effect of suspending the decision until the matter is decided by the GEB.

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C.     The Group Chief Financial Officer

Art. 18	Functions and authorities

1 The Group CFO is responsible for establishing transparency on the Group’s and its individual businesses’ financial performance and proposes measures for performance improvement. He ensures high quality and timely reporting in line with regulatory requirements, corporate governance standards and global best practice. He organizes the Group’s planning, budgeting and controlling process and advises the Group on financial aspects of strategic plans and M&A transactions. The Group CFO is responsible for the Group’s financial, tax and capital management, funding and liquidity risk management and control. He defines the standards for accounting, reporting and disclosure, and – together with the Group CEO – manages relations with investors and regulators.

2 The Group Controller, the Group Treasurer, and the Head Group Strategic Analysis report directly to the Group CFO.

3 The Group CFO may also act as the GEB member responsible for major cross-Business Group initiatives or supervise those functions outsourced to other Business Groups, the Corporate Center or third parties, such as IT Infrastructure and Offshoring. In this capacity, the Chief Technology Officer and Head Group Offshoring report directly to the Group CFO.

4 The Group CFO is the Head of the Corporate Center staff and leads the Corporate Center Executive Committee.

5 He coordinates the working relationships with internal and external audit.

III.     The Business Groups

A.     Organization

Art. 19	Organization of business activities

1 The Group’s business activities are organized into Business Groups, which in turn are broken down into Business Areas.

2 The structure and assignment of activities are reflected in the basic organizational structure of the Group. Details about responsibilities, functions and authorities are governed in the Appendix and in the Business Group Regulations.

Art. 20	Mandate

1 Business Groups execute specific strategic mandates assigned to them in the context of the Group strategy. They are responsible for both results and risks of their Business Groups, and their performance is measured based on financial and non-financial key performance indicators. They manage those resources that are key to delivering on their strategic mandate or supervise those functions outsourced to other Business Groups, the Corporate Center or external parties.

2 Business Groups proactively cooperate with other Business Groups and with the Corporate Center to identify and capture synergies in order to better serve clients, accelerate growth and/or improve efficiencies.

Organization Regulations	page 7

Art. 21	Management

1 Business Groups are managed by executive teams.

2 Management structure, responsibilities and accountability in the areas of financial and risk management, human resources, legal and compliance, communication and branding are governed in the Business Group Regulations, based strictly on the principles established by the Group.

B.     Business Group CEO

Art. 22	Functions and authorities

1 The CEO of the Business Group is a member of the GEB. He pays equal attention to leading his assigned Business Group and to contributing to the further development of the Group.

2 The CEO of the Business Group has overall responsibility for the Business Group and its management and is accountable for its results and risks. He leads the Executive Committee and presides over its meetings. He sets the Business Group agenda, ensures high quality and timeliness of decision making and controls implementation of decisions taken. He is responsible for the development and the implementation of business strategies, plans and targets within the Business Group and for the implementation of the decisions taken by the Group Executive Board.

3 The Business Group CEO ensures alignment of management within the Business Group with the overall corporate agenda and proactively cooperates with the CEOs of other Business Groups and other GEB members to identify and capture synergies in order to better serve clients, accelerate growth and/or improve efficiencies.

4 The Business Group CEO ensures that the Group CEO and the GEB are informed in a timely and appropriate manner.

IV.     The Corporate Center

Art. 23	Organization, functions and authorities

1 Corporate Center creates sustainable value for shareholders and other stakeholders by partnering with the Business Groups to ensure that the firm operates as an effective and integrated whole with a common vision and set of values.

2 The functions within the Operational Corporate Center include financial, tax and capital management, risk control, legal and compliance, human resources and communication and branding.

3 The Operational Corporate Center is managed by the Corporate Center Executive Committee, composed of the major function heads, and led by the Group CFO.

4 The Group Function Heads of the Operational Corporate Center have functional directive and functional controlling authority throughout the Group.

5 The Corporate Center also houses major cross-Business Group initiatives, such as IT Infrastructure and Offshoring, reporting to the Group CFO and managed via cross-Business Group committees chaired by the Group CFO.

Organization Regulations	page 8

V.     The Group Managing Board

Art. 24	Composition

The Group Managing Board (“GMB”) combines members of the senior management of the Business Groups and the Corporate Center. Its members are appointed by the Group CEO. The Company Secretary and the Head of Group Internal Audit are ex-officio members of the GMB. The Group CEO can appoint additional members based on the importance of their functions to the Group. Appointments and removals are approved by the Group CEO upon recommendation by the responsible Business Group CEO and for the Corporate Center upon recommendation by the Group CFO respectively; appointments for direct reports of the Group CEO are approved by the Chairman.

Art. 25	Function

The purpose of the GMB is alignment of the leadership to the Group agenda and targets in terms of strategy, culture and incentives. Its role is to understand, challenge and contribute to further development of the Group’s direction, strategy, values and principles. The GMB serves to promote and communicate the Group’s culture throughout the firm and externally as appropriate, and to provide informal networks across businesses and functions throughout the Group.

Art. 26	Meetings and incentives

1 The GMB convenes at least once a year physically for a substantive meeting and at least on a quarterly basis by telephone conference. The meetings are chaired by the Group CEO.

2 Contributions of GMB members to overall Group achievements and results are systematically evaluated and considered with individual compensation decisions.

VI.     Group Internal Audit

Art. 27	Organization

1 Group Internal Audit (“GIA”) performs the internal audit function for the entire Group. The Board appoints the Head of GIA. The Chairman’s Office, under the leadership of one of its Vice Chairmen, acts as the supervisory body of GIA.

2 All details are governed by the “Charter for UBS Group Internal Audit”, which has been approved by the Board.

3 The Chairman’s Office may order special audits to be conducted. Individual Board members may submit requests for such audits to the Chairman’s Office. If there is any doubt about whether such a request is justified, the question is submitted to the Board by the presiding director.

4 The members of the GEB, with the agreement of the Chairman, may request GIA to conduct special audits.

Art. 28	Functions and authorities

1 GIA monitors compliance with legal and regulatory requirements and with the provisions of the Articles of Association, as well as with internal policies. In doing so, it specifically verifies or assesses whether the internal controls are commensurate with the risks and are working effectively, whether activities within the Group are being conducted and recorded properly, correctly and fully, and

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whether the organization of operations, including information technology, is efficient and the information is reliable.

2 GIA possesses unrestricted auditing rights within the Company and its subsidiaries; it has access at all times to all accounts, books and records. It must be provided with all information and data needed to fulfill its auditing duties.

3 GIA is independent in its reporting and is not subject to any instructions.

VII.     General Provisions

Art. 29	Authority to sign

1 The following persons are authorized to sign, jointly with another authorized signatory:

a) The Executive Members of the Board

b) The members of the Group Executive Board

c) The members of the Group Managing Board

d) Managing Directors, Executive Directors and Directors or senior staff with equivalent ranks

e) Associate Directors, (with respect to the Business Group Wealth Management and Business Banking also “Chefprokuristen”, “Prokuristen” and “Handlungsbevoll-mächtigte”).

2 The authority to sign for the Company encompasses:

a) all its branches worldwide for the Executive Members of the Board, the Group Executive Board and the Group Managing Board;

b) the respective Business Area and jurisdiction for all other signatories.

3 The Group General Counsel issues a Group Directive, specifying all details, including but not limited to extended signature authorities, exceptions to the joint signature authority, dual signature authorities and the authority of signatories of the Company to sign for subsidiaries and vice versa. Subsidiaries shall establish their respective rules, according to local legal and regulatory provisions.

Art. 30	Form of signature

All authorized signatories sign by adding their signature to the name of the Corporation or the respective subsidiary.

Art. 31	Abstention

In the decision making process, members of the Board, the GEB, the Business Group boards and executive management are obliged to abstain from discussions and decisions on transactions or other matters involving a potential conflict of interest. Rules for abstention in individual transactions will be established by the Business Groups.

Art. 32	Amendments

The Board members must be notified in writing of any proposals for the amendment of the Organization Regulations at least one week before the proposals are to be discussed.

Organization Regulations	page 10

Art. 33	Reservation of applicable law

Under these Regulations, the Board, the Chairman’s Office, the GEB and other corporate bodies or functions will, from time to time, render decisions which are valid and binding not only for the Company, but also for its subsidiaries. In any such event, the powers and responsibilities of the corporate bodies of any relevant subsidiaries, which are incumbent upon such corporate bodies under applicable local law, are fully reserved.

Art. 34	Entry into force, implementing provisions

1 The Board has issued these Organization Regulations which were last updated on [DATE], effective [DATE].

2 The GEB shall enact rules for the implementation of these Regulations if deemed necessary.

UBS AG

Marcel Ospel	[Stephan Haeringer]
Chairman	Vice Chairman

Appendix to the Organization Regulations

Authorities

This Appendix is an integral part of the Organization Regulations.
It has last been amended by the Board of Directors of UBS AG on 9 February 2006, effective 10 February 2006

Table of Contents

ABBREVIATIONS AND EXPLANATIONS	3

1. LEGAL STRUCTURE AND ORGANIZATION	4

2. STRATEGY	5

3. PERSONNEL AND COMPENSATION	6

4. AUDIT	10

5. FINANCIAL PLANNING AND REPORTING	11

6. TREASURY MANAGEMENT	13

7. RISK MANAGEMENT AND CONTROL	15

8. UBS ENTITIES*, BRANCHES AND REPRESENTATIVE OFFICES**	17

9. OTHER ENTITIES	20

10. OTHER MATTERS	21

Abbreviations and Explanations

A	Approval	GGC	Group General Counsel
AGM	Annual General Meeting of Shareholders	GIA	Group Internal Audit
AoA	Articles of Association	Group HR	Group Head Human Resources
BoD	Board of Directors	GMB	Group Managing Board
CEO	Group Chief Executive Officer	GT	Group Treasurer
CFO	Group Chief Financial Officer	I	Information
ChO	Chairman’s Office	P	Proposal
D	Director	OR	Organization Regulations
ED	Executive Director	MD	Managing Director (or equivalent)
GC	Group Controller	SPE	Special Purpose Entity
GCCO	Group Chief Credit Officer	VaR	Value at risk
GCRO	Group Chief Risk Officer	GWM&BB	Global Wealth Management & Business Banking
GEB	Group Executive Board	X	Authority (=Initiative and Execution) attributed
		LSC	Legal Structure Committee

All references to amounts are in million CHF unless expressly specified otherwise.

			Chairman’s		Corporate	Business
		BoD	Office	GEB	Center	Groups	Remarks
1	Legal Structure and Organization
1.1	Articles of Association	A*					* to be submitted to a general shareholders’ meeting for approval
1.2	Organization Regulations including Appendix delineating authorities	A	P	P
1.3	Business Group Regulations and Regulations of Corporate Center		A	P	P	P
1.4	Election of the Chairman’s Office and of the Secretary to the Board of Directors	X
1.5	Election of the Chairman and the members of the BoD Committees	A	P*				*Proposals to be submitted to Nominating Committee for submission to full BoD
1.6	Charters of the BoD Committees	A	P*				* Proposals submitted by the individual BoD Committees
1.7	Basic organizational structure of the Group	A	P	P			Definition of basic structure (Business Groups)
1.8	Organizational structure of the Business Groups and the Corporate Center			A	P	P
1.9	Special Committees for Group purposes; definition of charter and appointment of members			A	P	P

			Chairman’s		Corporate	Business
		BoD	Office	GEB	Center	Groups	Remarks
2	Strategy
2.1	Group strategy	A	P	P
2.2	Business Group and Corporate Center strategies		A	P	P	P

			Chairman’s		Corporate	Business
		BoD	Office	GEB	Center	Groups	Remarks
3	Personnel and Compensation
3.1	Appointments, removals and title ratification
3.1.1	Appointments and removals for senior management functions:

3.1.1.1	Group CEO	A	P

3.1.1.2	Group Executive Board	A	P	P: CEO

3.1.1.3	Group Managing Board		I For CEO Direct Reports: ratification by Chairman	A: CEO	P: CFO	P: CEOs
3.1.1.4	Business Group Executive Committees			A: CEO	P: CFO	P: CEOs
3.1.2	New hire, title ratification and dismissal or removal of MD (or equivalent)			I	A	A
	Promotion / title ratification			I	A	A
3.1.3	New hire and dismissal or removal of ED, D and other management				A	A	Can be further delegated
	Promotion / title ratification				A	A	Can be further delegated
3.1.4	Appointment and dismissal or removal of Head of Group Internal Audit	A	P
	Appointment and promotions of managing directors of Group Internal Audit		A
3.1.5	Appointment of region and country heads, representatives and high profile outside advisors			A	P: CFO	P

			Chairman’s		Corporate	Business
		BoD	Office	GEB	Center	Groups	Remarks
3.2	Compensation
3.2.1	Group compensation policy	A: BoD P: Compensation Committee	P	P
3.2.2	Compensation policy (incl. compensation plans) for						For current BoD/GEB members and those members who have left such board less than 1 year ago or where specific compensation disclosure is required under applicable rules.
	– Non executive BoD members	A	P
	– Executive BoD members	A: Compensation Committee	P
	– GEB members (incl. CEO)	A: Compensation Committee	P	P
	– GMB members		A	P
3.2.3	Total compensation for
	– Non executive BoD members		A* (Executive BoD members)				* Proposals prepared by Compensation Committee
	– Executive BoD members	A: Compensation Committee	P: Chairman (except for Chairman’s own compensation)
	– GEB members (incl. CEO)	A: Compensation Committee	P: Chairman	P: CEO (except for CEO’s own compensation)
	– GMB members		A: Chairman (for direct reports of CEO)	A: CEO (except for own Direct Reports)	P: CFO	P: CEOs BG

			Chairman’s		Corporate	Business
		BoD	Office	GEB	Center	Groups	Remarks
3.2.4	Compensation Head of Group Internal Audit and Company Secretary		X
3.2.5	New hire or existing employee with total annual compensation (including stock options value) of USD 10 million or more			A: CEO		P: CEOs*	* cc: CFO
3.2.6	Other compensation				X*	X*	*In accordance with guidelines of Group HR
3.2.7	New compensation plans and changes of existing plans
3.2.7.1	Establishment of new compensation plans with significant use of UBS shares or related instruments	A		P*			With respect to establishment of Compensation and Benefit Vehicles (“CBV”) see also point 8.
3.2.7.2	Establishment of new compensation plans with a material financial, reputational or strategic impact		A	P
3.2.7.3	Material change to or termination of existing plans		A	P
3.2.7.4	Other changes			A*	P: (to Group HR)	P: (to Group HR)	* Can be delegated to Group HR
3.2.8	Maximum number of options to be granted to employees in a given year or multi year period	A		P (CEO)
3.2.9	Setting of final annual bonus pools and stock option allocations for BG		A	P (CEO)

			Chairman’s		Corporate	Business
		BoD	Office	GEB	Center	Groups	Remarks
3.3	Retirement benefit plans
3.3.1	Setting Group retirement benefit plans		A	P
3.3.2	Appointment of the Board members (employer’s representatives) of the pension trusts		A	P
3.3.3	Determination of funding guidelines for retirement benefits and funding decisions for plans with material asset levels			A	P: Group HR & GC

			Chairman’		Corporate	Business
		BoD	Office	GEB	Center	Groups	Remarks
4	Audit
4.1	External audit
4.1.1	Appointment of auditors of Group and parent bank	A*: Upon proposal by Audit Committee		P			*Proposal to be submitted to general shareholders’ meeting for approval; Preparation of nomination by Audit Committee, supported by GEB and Group Internal Audit
4.1.2	Appointment of auditors of Group Companies, Subsidiaries, and branches abroad	A: Audit Committee		I	P:CFO		As determined in Group Policy “Use of services of UBS’ principal auditor and of other audit firms”, 1-P-000049
4.1.3	Approval of Group and statutory reports on financial statements	A*		P			*Preparation for submission to general shareholders’ meeting
4.2	Internal audit
4.2.1	Determination of GIA activities		X	I
4.2.2	GIA activity reports	A	P	I
4.2.3	Individual internal audit reports		X	X	X	X	Circulation among units, persons involved / concerned

			Chairman’s		Corporate	Business
		BoD	Office	GEB	Center	Groups	Remarks
5	Financial Planning and Reporting
5.1	Financial and business planning
5.1.1	Business Plan and Annual Budget of the Group	A		P	P: CFO
5.2	Financial reporting
5.2.1	Consolidated and parent bank annual financial statements	A*		P	P: CFO		* to be submitted to general shareholders’ meeting for approval
5.2.2	Annual Report*						* to be submitted to general shareholders’ meeting for approval
	Concept, general guidelines		A	P	P
	Editing		A	P	P
	Sign-off	A: BoD P: Audit Committee	P	P**			** supported by SEC Certification
5.2.3	Quarterly financial statements	A *		P	P: CFO		* Decision prepared by Audit Committee
5.2.4	Quarterly reports	I		A	P: CFO
5.2.5	Monthly financial statements		I	I	X: CFO
5.2.6	Regular reporting on bank projects (with projected aggregate costs, incl. first year of operation >CHF 100 million)	I		I	X: CFO	X
5.3	Budget controlling
5.3.1	Controlling of compliance with budget				X: CFO
5.4	Out of budget capital expenditure

			Chairman’s		Corporate	Business
		BoD	Office	GEB	Center	Groups	Remarks
5.4.1	Capital expenditure (incl. real estate, IT, projects, etc.) out of budget	>500	500	250	CFO: 25	CFO: 25	With respect to authorities for investments and divestments, see section 8.

			Chairman’s		Corporate	Business
		BoD	Office	GEB	Center	Groups	Remarks
6	Treasury Management
6.1	Quarterly treasury report			A	P: CFO
6.2	Capital strategy and management
6.2.1	Principles and targets for capital management	A		P	P: CFO
6.2.2	Capital planning	I		A	P: CFO
6.2.3	Increase and decrease of share capital, creation of conditional and authorized capital of UBS AG	A*		P	P: CFO		* to be submitted to general shareholders’ meeting for approval
6.2.4	Use of authorized capital of UBS AG	A		P	P: CFO
6.2.5	Use of conditional capital of UBS AG			A	P: CFO
6.2.6	Initiation of share repurchase programs	A		P	P: CFO
6.2.7	Listing and de-listing of UBS shares	A		P	P: CFO
6.2.8	Purchase and sale of own shares as treasury stock (incl. derivatives)			I	X: CFO
6.3	Regulatory capital
6.3.1	Issue of Group tier 1 capital (other than share capital issued by the parent bank)			A	P: CFO
6.3.2	Repurchase and redemption of Group tier 1 capital (other than share capital issued by the parent bank)				X: CFO
6.3.3	Issue, repurchase and redemption of tier 2 and tier 3 capital				X: CFO

			Chairman’s		Corporate	Business
		BoD	Office	GEB	Center	Groups	Remarks
6.4	Legal lending limit
6.4.1	Setting of legal lending limit (Group and parent bank)			A	P: CFO
6.4.2	Setting of available excess capital (Group)			A	P: CFO
6.4.3	Release of available excess capital (Group)		I	A	P: CFO
6.5	Funding risk and liquidity management and control
6.5.1	Policies for funding risk and liquidity		A	P	P: CFO
6.5.2	Funding risk and liquidity limits and controlling process		A	P	P: CFO
6.6	Debt issues*	*Raising of debt through the parent bank or UBS Entities (as defined in 8.1). For issues through UBS Entities, authority also covers any parent guarantee. For procedures and approvals, see Debt Issuance Policy 1-P-000143

6.6.1	Conditions for debt capital market issues (annual issue volumes, guarantees)	I		A	P: CFO
6.6.2	Establishment and structural changes (e.g. increase) of debt programs and CD-/CP- programs (including possible parent guarantee)				A: CFO	P
6.6.3	Issue, repurchase for cancellation, early redemption of notes, bonds and other securities with similar characteristics* on a stand-alone basis and under debt programs				A: CFO	P	*For definitions, see Debt Issuance Policy 1-P-000143 and Funding Procedure Manual 1-S-000144
6.6.4	Issue, repurchase for cancellation and early redemption of notes and bonds through consolidated and non-consolidated SPEs					A	Formation of SPEs is subject to separate approvals – see 9.2

			Chairman’s		Corporate	Business
		BoD	Office	GEB	Center	Groups	Remarks
7	Risk Management and Control
7.1	Risk management and control principles
7.1.1	Principles	A	P	P
7.1.2	Monitoring of implementation of Risk Management and Control Principles		X	X	X
7.2	Group risk capacity
7.2.1	Determination of risk capacity and risk appetite (concept and quantum)	A	P	P			Philosophy, concept and quantum to be reviewed and agreed annually
7.2.2	Monitoring of implementation of risk capacity concept		X	X	X		Including risk quantification and aggregation methods
7.2.3	Setting and allocation of major portfolio risk limits consistent with risk capacity concept		A	P	P		Including, as appropriate, nominal, VaR and stress loss limits at aggregate portfolio levels
7.3	Risk policies (primary and operational risks)
7.3.1	Approval of major risk policies and significant changes thereto		I	A	P		Determination of what constitutes “major” and “significant” is in the responsibility of the relevant CC function heads
7.3.2.	Approval of other significant risk policies and significant changes thereto				A	P Business Group policies	See remarks 7.3.1
7.3.3	Approval of other risk policies and changes				I	X*	*Business Group Function Heads

			Chairman’s		Corporate	Business
		BoD	Office	GEB	Center	Groups	Remarks
7.4	Risk authorities
7.4.1	Setting of risk authority within the risk capacity defined by the BoD		A	P			See separate Risk Authorities which cover credit and country risk; market and issuer risk; commercial equity holdings and investments in UBS funds
7.4.2	Delegation of risk authorities to GEB and BGs		A	P	P	P
7.4.3	Final authority for transactions which are escalated according to article 9(6) Organization Regulations		A: Chairman and CEO jointly* if disagreement between ChO delegate and GEB Risk Sub- committee	A: GEB Risk Sub- committee, with right to veto by ChO delegate			*In case of disagreement between Chairman and CEO, ChO to decide.
7.5	Risk reporting
7.5.1	Quarterly risk reports	I	A	P: CRO to ChO	X	X	Business Groups and Corporate Center provide inputs, GCRO determines final content
7.5.2	Regular interim risk reports			I	X	X
7.6	Insurance risk management and control	I*		A	P		*For D&O insurance information to BoD

			Chairman’s		Corporate	Business
		BoD	Office	GEB	Center	Groups	Remarks
8	UBS Entities*, Branches and Representative Offices**	* Entities (regardless of their legal form) which are wholly or majority, directly or indirectly owned or otherwise controlled by UBS AG, which are intended to be held indefinitely, and through which UBS conducts its banking and finance business (including insurance), or which provide services in support of such business, including real estate companies owning bank premises. See also Group Policy “UBS Entities”, 1-P-000072.
**Also applies to compensation and benefit vehicles as defined in the above policy.

8.1	Creation, merger, transfer and disposal
8.1.1	Incorporation, reactivation, Group internal transfer of sale (incl. partial transfer and Group-internal merger*) and dissolution of UBS Entities with equity of	>1,000	1,000	CFO: 500	*Merger of a UBS Entity with UBS AG requires formal approval by the BoDs of UBS AG and the relevant entity . In case of a merger, the equity of the entity to be merged determines the required approval level

8.1.2	Establishment and closure of
	– branches of the parent bank outside Switzerland			A	P	P
	– branches of UBS Entities				A	P
	– representative offices of parent bank or UBS Entities				A	P
	– branches of the parent bank in Switzerland					A: GWM&BB*	*LSC approval required
8.1.3.	Election of Board Members and appointment of management of UBS Entities				X	X

			Chairman’s		Corporate	Business
		BoD	Office	GEB	Center	Groups	Remarks
8.2	Mergers and acquisitions, and divestments
8.2.1	Purchase, increase, decrease and sale (incl. merger with non-affiliate) of holdings and interests, purchase and sale or exchange of businesses or assets of/from third parties						Sign off from Group Treasury, Legal, Group Controlling & Accounting, and Tax within scope of UBS Entities as defined in section 8. above
	– within Group strategy	>1,000	1,000	500	CFO: 50
	– outside Group strategy	>500	500	250	CFO: 25
8.3	Funding and financial management of UBS Entities
8.3.1	Capital increase* of UBS Entities (individual or cumulative p.a. per company)		>1,000	1,000	CFO: 500		*Includes payments in share premium accounts, profit retention, debt forgiveness and other measures with similar effect.
8.3.2	Capital reduction and redemption of UBS Entities		>1,000	1,000	CFO: 500
8.3.3	Equity-like lendings to UBS Entities			>500	CFO: 500
8.3.4	Limits for internal engagements with UBS Entities				A: CFO		See Group Policy “Limits for internal engagements with UBS Group Companies”, 1-P-000357”;
all non-UBS Entities are subject to UBS’ standard credit policies and procedures under the responsibility of CRC
8.3.5	Parental support for UBS Entities				A: CFO		See Group Policy “Parental support for UBS Group Companies”, 1-P-000358
8.3.6	Appropriation of earnings by UBS Entities				A: CFO
8.4	Licenses, regulation, rating and memberships

			Chairman’s		Corporate	Business
		BoD	Office	GEB	Center	Groups	Remarks
8.4.1	Application for, or purchase or return/sale of bank, broker or broker-dealer license; material extension of such existing licence			A		P
8.4.2	Change of regulatory status or regulator of parent bank branch or UBS Entity or branch*			A		P	*If UBS initiated
8.4.3	Purchase, sale, increase, decrease and write-downs/offs of Infrastructure Holdings, incl. exchange seats and clearing house memberships		> 500	500	CFO: 50	20 (Immediate notification to GT)	See Group Policy “Equity Holdings in Third Party Entities”, 1-P-000072. For equity investments for trading purposes, see Risk Authorities.
8.4.4	Rating of UBS Entities by rating agencies				A: CFO	P
8.6	Purchase, sale, increase, decrease and write-downs/offs of debt financial investments				A: CFO	P
8.6.1.	Policy for debt financial investments and investments in Infrastructure Holdings	I	I	A	P: CFO

			Chairman’s		Corporate	Business
		BoD	Office	GEB	Center	Groups	Remarks
9	Other Entities
9.1	Special Purpose Entities (SPEs) (incl. investment funds and vehicles)*	Applies to UBS SPEs as defined in the Group Policy “Special Purpose Entities”,
1-P-000076. For equity investments by UBS in third party SPEs, see above 7.4.1 (Risk Authorities) and Group Policies “Equity Holdings in Third Party Entities”,
1-P-000072

9.1.1	Setting rules governing the use of SPEs	l		A	P
9.1.2	Incorporation, purchase, sale, liquidation or merger of SPEs				X*	X*	*Authority with Business Groups / Legal Structure Committee approval (including GT approval of capitalization)
9.1.3	Functional management, monitoring and controlling of SPEs				X	X	Authority attributed according to functional responsibility

			Chairman’s		Corporate	Business
		BoD	Office	GEB	Center	Groups	Remarks
10	Other Matters
10.1	Litigation / settlements
Authorization to
	– initiate litigation		>250	250	GGC:100	20
	– conclude settlements */**	>250		250	GGC:100	20	* If UBS is plaintiff, or claimant vis-à-vis insurance companies, the original claim is relevant; if UBS is defendant, the settlement amount is relevant.
** including settlement with insurance companies
10.2	External Functions* – of members of the ChO - in listed companies						* see, Group Policy on outside Directorships and other External Functions (G/CC/-/006)
	- other mandates	A
			A: Chairman**				** Approval by ChO for mandates of the Chairman
	– of non-executive members of the BoD (in listed companies)		I
	– of members of the GEB (incl. CEO)		A
	– of members of the GMB			A: CEO
	– of other staff				A	A

UBS AG

Marcel Ospel	Stephan Haeringer
Chairman	Vice Chairman